MBIA Inc.	Joseph W. Brown
113 King Street	Chairman
Armonk, NY 10504
914 273-4545

April 3, 2003

Dear Owners:

I am pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 1, 2003. The meeting will be held at our office located at 113 King Street, Armonk, New York, at 10:00 a.m.

Our formal agenda for this year’s meeting is to vote on the election of directors and to ratify the selection of independent auditors for 2003. After the formal agenda is completed, Gary Dunton and I will report to you on the highlights of 2002 and discuss the outlook for our business in 2003. We will also answer any questions you may have.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Joseph W. Brown

Chairman

MBIA INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Thursday May 1, 2003 at 10:00 a.m., New York time in order:

1:	To elect nine directors for a term of one year, expiring at the 2004 Annual Meeting;

2:	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2003;

3:	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages. You may vote your shares either in person at the meeting or by mailing in the completed proxy card, provided you were a shareholder of record at the close of business on March 20, 2003. You may also vote your shares if you were a shareholder of record at the close of business on March 20, 2003 by telephone or through the Internet by following the instructions on the enclosed proxy card.

Shareholders are reminded that shares cannot be voted unless the signed proxy card is returned, or other arrangements have been made to have the shares represented at the meeting, or unless they vote their shares by telephone or Internet as described on the Proxy Card.

Sincerely,

Richard L. Weill

Secretary

113 King Street

Armonk, New York 10504

April 3, 2003

MBIA INC.

PROXY STATEMENT

Purpose of the Proxy.    This proxy statement and the enclosed proxy card are being mailed to you on or about April 3, 2003 because MBIA’s Board of Directors is soliciting your vote at the 2003 annual meeting of shareholders. MBIA’s Annual Report for the year 2002 is included in this package as well, and together this material should give you enough information to allow you to make an informed vote.

How it Works.    If you owned MBIA stock at the close of business on March 20, 2003, you are entitled to vote. On that date, there were 144,210,109 shares of MBIA common stock outstanding, which is our only class of voting stock. You have one vote for each share of MBIA common stock you own.

Please fill in your proxy card and send it to us before the date of our annual meeting or vote by telephone or over the Internet. If you do not specify how your proxy is to be voted, it will be voted as recommended by the Board of Directors. You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting.

If you abstain from voting, or if your shares are held in the name of your broker and your broker does not vote on any of the proposals, your proxy will be counted simply to calculate the number of shares represented at the meeting. It will not be counted as a vote on any proposal.

Directors are elected by a plurality of the votes cast. To ratify the independent auditors, a majority of shares voting is required.

Proposal 1:

ELECTION OF DIRECTORS

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine directors at the 2003 meeting to serve a term expiring at the 2004 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

Joseph W. Brown

Mr. Brown joined the Company as Chief Executive Officer in January 1999 and became Chairman of the Company in May 1999. Prior to that he was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Mr. Brown has served as a director of the Company since 1990 and previously served as a director from December of 1986 through May of 1989. Mr. Brown also serves as a director of Oxford Health Plans, Inc. and Safeco Corporation.  Age 54.

C. Edward Chaplin

Mr. Chaplin is Senior Vice President and Treasurer of Prudential Financial Inc., responsible for Prudential’s capital and liquidity management, corporate finance, and banking and cash management. He is also the chairman of the Financial Controls Committee of Prudential, a management group supervising capital commitments, balance sheet and legal entity structure, and a member of the Investment Oversight Committee of the company’s pension plans. Mr. Chaplin has been with Prudential since 1983 and is a member of the Board of Trustees of Newark School of the Arts, as well as a board member and treasurer of the Executive Leadership Council, a business group promoting workplace diversity. He holds a B.S. from Rutgers College and a Master’s Degree in City and Regional Planning from Harvard University. He is also a Chartered Financial Analyst. Mr. Chaplin was appointed to the Board of Directors by a unanimous vote of the Board on December 16, 2002 in accordance with the Board’s power under the Company’s by-laws to fill interim vacancies on the Board. Age 46.

David C. Clapp

Mr. Clapp retired as a General Partner of Goldman, Sachs & Co. in 1994. From 1990 until late 1994, he was Partner-in-charge of the Municipal Bond Department at Goldman Sachs & Co. (investment bank). Mr. Clapp is a member of the Boards of the Hazelden Foundation, Kent School, Scenic Hudson Inc. and Bard College. He is past Chairman of the Municipal Securities Rulemaking Board, Chairman Emeritus of the Board of Trustees of the Museum of the City of New York and Chair of the New York Arthritis Foundation. Mr. Clapp has served as director of the Company since 1994. Age 65.

Gary C. Dunton

Mr. Dunton, who joined MBIA in early 1998, is President and Chief Operating Officer of the Company. Prior to joining MBIA, he was President of the Family and Business Insurance Group, USF&G Insurance, with which he had been associated since 1992. Prior to joining USF&G, he was responsible for Aetna Life & Casualty Standard Commercial Lines business. Mr. Dunton was on the Company’s board from 1996 until early 1998 rejoining the Board in 1999. Mr. Dunton currently serves as a Director of OfficeTiger B.V., an on-line support services company. Age 47.

Claire L. Gaudiani

Dr. Gaudiani is a Visiting Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation since 1997 and continues in that capacity. She also serves as a director of The Henry Luce Foundation Inc. She has been a director of the Company since being elected at the 1992 Annual Meeting. Age 58.

Freda S. Johnson

Ms. Johnson is President of Government Finance Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990. She served as Executive Vice President and Executive Director of the Public Finance Department of Moody’s Investors Service, Inc. from 1979 to 1990. Ms. Johnson is a past member of the National Association of State Auditors, Comptrollers and Treasurers’ National Advisory Board on State and Local Government Secondary Market Disclosure and a past member of the corporate advisory board of Queens College. She is also a past director of the National Association of Independent Public Finance Advisors and was a member of the Municipal Securities Rulemaking Board’s MSIL Committee on Dissemination of Disclosure Information. Ms. Johnson has served on the Company’s Board of Directors since 1990. Age 56.

Daniel P. Kearney

Mr. Kearney, currently a financial consultant, retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a managing director at Salomon Brothers Inc. (investment bank) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. He serves as a director of Fiserv, Inc., MGIC Investors Corporation and Great Lakes REIT. Mr. Kearney has served on the Company’s Board of Directors since being elected at the 1992 Annual Meeting. Age 63.

James A. Lebenthal

Mr. Lebenthal is Chairman Emeritus of Lebenthal & Co., Inc., a broker-dealer of municipal bonds. He also acts as consultant to The Advest Group Inc., which acquired Lebenthal & Co.,Inc. in 2001. He served as Chairman Lebenthal & Co., Inc. from 1978 through 2001 and as President from 1986 to 1988 and April to June of 1995. He serves on the Board of Directors of the Museum of the City of New York. Mr. Lebenthal has been a director of the Company since August of 1988. Age 74.

John A. Rolls

Mr. Rolls has been President and Chief Executive Officer of Thermion Systems International since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank in 1992, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a director of Bowater, Inc., Fuel Cell Energy, Inc. and VivaScan Corporation. Mr. Rolls joined the Company’s Board in 1995. Age 61.

The Board has designated Mr. Clapp as the “lead director.” As “lead director” Mr. Clapp will serve as acting chairman of the Board when the Board meets in board meetings in which Mr. Brown does not participate. He can be contacted by regular mail sent to David C. Clapp, 85 Broad Street, 2nd Floor, New York, New York 10004.

A majority of the Company’s Board is comprised of “independent directors”, in accordance with the definition of “independent director” set forth in the New York Stock Exchange Listing Standards.

After serving as a Director of the Company for 10 years, William Gray resigned from the Board on December 31, 2002. The Chairman and the entire Board of Directors wish to express their gratitude to Mr. Gray for his many years of service and contributions as a Director.

The Board has set a policy that no person aged 70 years or older can be nominated a director. Because of Mr. Gray’s unexpected resignation at the end of 2002 and the Board’s desire to maintain the current number of directors on the Board, the Board has waived this policy with respect to Mr. Lebenthal and granted him an additional one year extension.

The Board is currently engaged in a search for one to two new Directors. If suitable candidates are found before the next annual shareholders meeting, the Board plans to elect them to the Board in accordance with its power under the Company’s by-laws to fill interim vacancies on the Board.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect these nine directors.

Proposal 2:

SELECTION OF INDEPENDENT AUDITORS

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2002, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company in connection with its Securities and Exchange Commission filings.

Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2003, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR this proposal to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met seven times during 2002. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Corporate Governance Practices” and can be found on the Company’s website, requires that each director attend at least 75% of all Board meetings and Committee meetings of which that director is a member. During 2002, one Director did not attend one meeting of the Board and one Committee meeting on which he served and two other Directors did not attend one Committee meeting on which they served. Otherwise, all directors attended all of the Board meetings and meetings of Committees on which they served.

Board Committees

Each Board committee has a charter, which can be found on the Company’s website. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Brown (chairperson), Clapp, Kearney and Rolls, did not meet in 2002. The Executive Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the by-laws of the Company.

The Finance Committee, which at year-end consisted of Messrs. Clapp, Dunton, and Rolls (chairperson), met twice during 2002. This Committee approves and monitors the Company’s investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation.

The Risk Oversight Committee, which at year-end consisted of Messrs. Clapp, Dunton and Kearney (chairperson) met four times during 2002. This Committee monitors the underwriting process to ensure compliance with guidelines, and reviews proposed changes to underwriting policy and guidelines. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

The Compensation and Organization Committee, which at year-end consisted of Mr. Clapp (chairperson), Ms. Gaudiani, Messrs. Kearney and Rolls, met three times during 2002. This Committee reviews and approves overall policy with respect to compensation matters. Every year, the Committee reviews the performance of the Chairman and makes recommendations to the Board on the Chairman’s compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning.

The Audit Committee, which at year-end consisted of Mr. Gray, Ms. Johnson (chairperson), Messrs. Lebenthal and Rolls, met six times during 2002. It reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditor and the performance of those auditors. The Committee also reviews the qualification of the Company’s Internal Audit Department. In accordance with our Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Ms. Johnson and Mr. Rolls as the “audit committee financial experts” (as defined in recently adopted Securities and Exchange Commission rules) on the Audit Committee.

The Nominating/Corporate Governance Committee (previously called the Committee on Directors), which at year-end consisted of Ms. Gaudiani, Mr. Gray (chairperson) and Ms. Johnson, met three times during 2002. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees. In 2002, the Nominating/Corporate Governance Committee and the Board of Directors adopted the “MBIA Inc. Corporate Governance Practices.” The Corporate Governance Practices establish corporate governance guidelines and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board structure, policy on Board attendance and committees of the Board. The MBIA Inc. Corporate Governance Practices are available on the MBIA web site.

Director’s Compensation

Independent Directors

Retainer Fees.    The Company paid Directors who are not executive officers a fee of $30,000 for their services in 2002, plus an additional $2,000 for attendance at each Board and Committee meeting. The Company also paid Committee chairs an additional $1,000 per meeting for each meeting they chair.

Under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the stockholders in 2002, an eligible director may elect to be paid the retainer and meeting fees paid annually either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such director’s service on the Board. A director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Lehman Brothers Government/Corporate Bond Index. Amounts allocated to the Director’s Share Account are converted into units with each such unit representing the right to receive a share of common stock at the time or times distributions commence under the Plan. Dividends are paid as stock units each quarter. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the Accounts. As of year-end, all of the non-employee directors elected to participate in this plan.

Restricted Stock Grants.    In addition to the annual cash fees payable to Directors, the Company also granted non-employee directors an award of restricted stock with a value of $50,000 under the Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”), which was approved by the Board and the stockholders in 2002. As a new Director, Mr. Chaplin also received a one time grant of restricted stock with a value of $75,000 under the Restricted Stock Plan.

Shares granted to Directors under the Restricted Stock Plan are subject to restrictions on transferability. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable on the earlier of: (i) the death or disability of a participating director, (ii) a change of control in the Company as defined in the Restricted Stock Plan, (iii) the Company’s failure to nominate a participating director for re-election, (iv) the failure of the shareholders to elect a participant director at any shareholders meeting, or (v) the tenth anniversary of the date of the restricted stock grant. Unless otherwise approved by the Compensation Committee of the Board, if a participating director leaves the Board for any reason other than the foregoing at any time prior to the date when the restriction period lapses, all unvested shares will revert back to the Company. During the restricted period, a participating director receives dividends with respect to and may vote the restricted shares.

The Compensation and Organization Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after date of grant, and the rights of a participant with respect to the restricted stock following the participant’s service as director.

Executive Officer Directors.    Mr. Brown and Mr. Dunton, who are also executive officers of the Company, do not receive compensation for their services as directors.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE  ON EXECUTIVE COMPENSATION

To:	The MBIA Inc. Board of Directors
From:	The Compensation and Organization Committee:
Mr.David C. Clapp, Chairperson
Ms.Claire L. Gaudiani
Mr. Daniel P. Kearney
Mr.John A. Rolls

MBIA’s Compensation and Organization Committee (the “Committee”) is made up of four independent members of the Board of Directors who are not current or former employees of the Company, and are not eligible to participate in any of the programs that it administers.

This report on Executive Compensation by the Committee contains the following topics:

1.	Role of the Compensation and Organization Committee
2.	Guiding Principles of Compensation
3.	2002 Performance Factors
4.	Elements of the Compensation Program
5.	Compensation of the Chief Executive Officer
6.	Succession Planning
7.	Stock Ownership and Stock Option Exercise Guidelines
8.	Loans and Stock Activity
9.	Tax Deductibility of Executive Compensation

1.    Role of the Compensation and Organization Committee

We set the overall compensation principles of the Company and evaluate the Company’s entire compensation program at least once a year. As part of our specific responsibilities (i) we review for approval the recommendations of the Chief Executive Officer (the “CEO”) for the aggregate level of compensation to be paid to all employees of the Company, (ii) we review the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, which includes the Company’s Executive Policy Committee and certain other officers (“Senior Officers”) and (iii) we establish and recommend to the Board the compensation level of the CEO. The Board approves the CEO’s and Senior Officers’ compensation levels.

2.    Guiding Principles of Compensation

The fundamental goal of MBIA’s compensation program is to attract, motivate and retain a highly skilled team of executives and employees who will deliver superior performance that builds shareholder value. The Company’s compensation program is significantly linked to shareholder interests as our emphasis is on pay for performance, with individual, operational and corporate performance rewarded on a short-term and long-term basis. Specifically, the principles that guide our compensation program include:

•	Pay for Performance: an employee’s compensation should reflect his or her individual performance and achievement of agreed upon short-term and long-term individual goals, the performance of the employee’s unit and the achievement by the unit of its goals, and the performance of the Company as a whole and the achievement by the Company of its goals.

•	Pay Competitively: compensation should be competitive with organizations with comparable business profiles and similar financial performance.

•	Increase Variable Compensation and Long-Term Incentives: an employee’s variable pay and long-term incentives increase as a percentage of overall compensation as the employees overall compensation and responsibility increases.

•	Align Employee and Shareholder Interests: as employees and executives assume greater seniority and responsibility, their compensation should include more long-term incentives that encourage superior performance that builds long-term value for the Company and its shareholders, thereby aligning their interests with the interest of both the Company and its shareholders. The Company uses a combination of grants of restricted stock and stock options to directly align executive compensation with the stock price and of MBV awards (as described under “Long Term Incentives” below) to align executive compensation with long-term growth in the value of the business.

3.    2002 Performance Factors

The Committee reviewed the long-term financial and operational objectives of the Company and the specific objectives set in the Company’s 2002 Business Plan at the beginning of 2002. The Committee noted that Company met or exceeded many but not all of the goals established in the 2002 Business Plan and was modestly below certain financial goals. The Committee reviewed the primary factors that affected the Company’s overall financial performance in 2002, including the volatile equity markets that adversely affected the results of the Company’s equity asset management business and the low interest rate environment that adversely affected the Company’s investment income for 2002.

The Committee also reviewed the results for each of the Company’s businesses. The Company’s insurance operations met or exceeded all of the financial and operational goals for 2002, including, but not limited to, total adjusted direct premiums written, returns on business written, credit quality of business written and expense management. These goals were met while maintaining overall pricing discipline. The Company’s asset management business did not fully meet the objectives established in the 2002 plan and had net decreases in equity assets under management and operating income as compared to 2001, primarily caused by the decline of equity assets under management, which were partially offset by increases in fixed income assets under management and a reduction in operating expenses. The municipal services business substantially met its objectives in the 2002 plan and had a small operating profit for 2002.

4.    Elements of the Compensation Program

The three components of MBIA’s compensation program are:

•	Annual Fixed Compensation (Salary)

•	Annual Variable Compensation (Bonus)

•	Long-term Incentives (Stock Options, Restricted Stock Awards and Modified Book Value Awards)

•	Fixed Compensation (Salary)

We base our recommendations on salaries and salary increases for the CEO and the Senior Officers on the job content of each position, competitive salaries for comparable positions, the executive’s experience and the actual performance of each executive. The Company also grants cost of living salary increases from time to time as it deems necessary to remain competitive. For 2003, Mr. Brown, the CEO, recommended, and the Committee and Board agreed, a salary increase for only four of the eleven Senior Officers, to reflect expanded individual contributions and to maintain market competitiveness.

•	Variable Compensation (Bonus)

The annual bonus component of incentive compensation is designed to align our Senior Officers’ compensation with the short-term (annual) performance of the Company. Actual bonus grants can range from 0% to 200% of salary, depending on a Senior Officer’s position and performance. The CEO can receive up to 200% of his salary as a performance-based bonus.

A Senior Officer’s annual bonus is based on the Company’s performance in certain areas, including return on equity, change in earnings per share, change in adjusted book value per share, relative performance to peer group companies, expense management, success in achieving the business plan and strategic goals set for each division, employee development, and the individual Senior Officer’s personal contribution to the achievement of the Company’s goals and of the individual’s specific goals. The weight and effect of any of these factors on the compensation of each Senior Officer varies depending on the individual officer’s job responsibility.

Based on the Company’s results in 2002, as described under “2002 Performance Factors” above, Mr. Brown recommended, and the Committee and Board agreed, that the aggregate bonus pool for Senior Officers, except for himself and Mr. Dunton, the President and Chief Operating Officer, for the 2002 performance year be set at approximately 80% (compared to 90% for the 2001 performance year) of the maximum bonus payable based on the bonus range established at the beginning of the year. Mr. Brown recommended, and the Committee and Board agreed, that the aggregate bonus pool for himself and for Mr. Dunton be set at 75% (compared to 90% for the 2001 performance year) of the maximum bonus payable based on the bonus range established at the beginning of the year. The individual bonuses paid to each of the Senior Officers were recommended by Mr. Brown and approved by the Committee and the Board.

Form of Bonus Payment.    Bonuses for Senior Officers are paid in a combination of cash and restricted stock. The percentage of the bonus payable in the form of restricted stock ranges from 50% to 100%. The actual percentage mix is based on the Senior Officer’s title and job position. The CEO and the President receive 100% of their bonuses in restricted stock.

The actual number of shares of restricted stock granted to a Senior Officer is determined by dividing the portion of the annual bonus to be paid in the form of restricted stock by 75% of the closing price of the Company’s stock on the date of grant. The restricted stock vests in full four years after the grant, and is subject to accelerated vesting under certain conditions, including termination of employment without cause, death or disability or a change of control of the Company.

Sizing the Bonus Pools.    Mr. Brown recommended to the Committee the aggregate size of the Company’s bonus pools for each of the insurance units, the investment management units and the MuniServices unit, excluding from these pools the bonuses paid to the CEO and the Senior Officers.

The size of the pool for each of these units is based both on the Company’s overall performance and on each unit’s performance. Mr. Brown and the Committee considered the following factors in establishing the bonus pool for each unit: return on equity, absolute return as measured by IRR on new business, growth in reported earnings, growth in adjusted book value per share, the relative performance of peer group companies and the unit’s achievement of its annual goals.

For the 2002 performance year, the Committee approved an aggregate bonus pool for the Company’s insurance business funded at 85% (compared to 90% for the 2001 performance year) of the maximum bonus payable to each employee based on the ranges established at the beginning of the year. The bonus pools for other business units were increased or decreased based on the performance of these units during the year. The aggregate amount of bonuses paid to all employees for 2002 was approximately $39 million compared to approximately $41 million for 2001.

•	Long-Term Incentives

The Company’s Long-Term Incentive Plan (the “Plan”) provides participants with an incentive linked to both multiple-year financial performance and shareholder value. The Plan authorizes both the annual granting of stock options as well as the payment of compensation in the form of cash or stock that is paid at the end of a multi-year cycle based on the Company attaining certain performance goals. Individual long-term incentive awards are based on a percentage target of total annual cash (salary plus bonus) compensation as well as an individual’s level of responsibility. Awards under the Plan are typically granted to employees who have a title of Vice President or higher, up to and including the CEO.

Long-term incentive awards are divided between a grant of stock options and a deferred target payment of cash or Company stock that is tied to the achievement of a specified level of growth in modified book value per share (“MBV”) of the Company’s stock. In order to more closely align the pay-out of the long-term incentive award with the Company’s long-term objective of increasing return on equity, in 2002 the Committee adopted MBV as a new performance measure for all awards made starting December 2000 and thereafter to replace the previously used measure of adjusted book value (ABV). MBV is computed by taking the Company’s GAAP book value and adjusting it to eliminate unrealized gains and losses on investments and derivatives; unearned compensation pertaining to restricted stock awards; dividends declared during the award period; and interest on dividends declared during the award period. In general, long-term incentive awards are split 50/50 between stock options and MBV awards, with Senior Officers receiving higher percentages in the form of stock options.

Stock Options.    Stock options give employees the right to purchase shares of the Company’s common stock at the closing price on the date of the grant. Except for the options granted to the CEO and the President, each option vests over four or five years, and is subject to accelerated vesting upon a change of control of the Company. All options expire ten years from the date of the grant. On February 12, 2003, a total of 1,110,010 options were awarded to employees for the 2002 performance year, excluding the options granted to Mr. Brown (which are described below). The Committee continued its long-term approach of valuing stock options using the Black-Scholes option valuation model. In addition, the Company adopted SFAS 123 and 148 in 2002 and began expensing the cost of all outstanding and unvested stock options using the same valuation formulas.

MBV Awards.    An MBV award has a target pay out amount and is payable in cash or shares of Company stock three years after the grant date. In order to receive a payout of the 2002 MBV award at the target level, MBV must grow at a compound annual rate of 13.5% for the three year period. The actual amount of MBV pay out ranges between 25% and 200% of the target award, depending on the compound annual growth in MBV. Under the 2002 award, MBV must grow at least 8% in order to receive 25% of the target MBV award and 18% in order to receive the maximum award of 200% of target MBV award.

The Committee also reviewed the performance criteria for the payment of the adjusted book value award made in December 1999, which was paid in the first quarter of 2003, and covers the period from 2000 through 2002. Based on such criteria, the Committee approved an award of 112% of the target pay out.

5.    Compensation of the Chief Executive Officer

•	Performance Requirements

The CEO’s salary and bonus are based on a number of factors related to the Company’s and the CEO’s performance including return on equity; change in earnings per share; change in adjusted book value per share; internal returns on insurance business written during the year; relative performance to peer group companies; the achievement of the Company’s business plan goals and the CEO’s achievement of his specific goals. In determining Mr. Brown’s compensation, the Committee gave approximately 70% weight to the achievement of the Company’s financial goals and 30% weight to the achievement of other elements of the Company’s business plan and of his own personal goals. For the 2002 performance year, the present value of Mr. Brown’s aggregate compensation (excluding retirement benefits), which is comprised of base salary, bonus paid solely in restricted stock, the present value of the target MBV award and the fair value of the stock options grant, was $7,715,707, down 24% from $10,215,924, the present value of Mr. Brown’s aggregate compensation for the 2001 performance year. Of Mr. Brown’s aggregate compensation for the 1999 through 2002 performance years, with the exception of the $1,685,000 ABV award paid in 2002 for the 1999-2001 ABV cycle, only his annual base salary of $750,000 has been paid in cash to date. As noted below for his 2002 incentive compensation, the remainder of Mr. Brown’s incentive compensation for the 1999-2002 periods is linked to the Company’s stock achieving price triggers of either $60 or $70 within specified time periods.

•	Salary, Bonus and Long-Term Incentive Award

Salary.    Mr. Brown’s salary is fixed at $750,000 for five years until January 1, 2004.

Bonus.    The Committee noted the Company’s financial results for 2002 and the overall performance of the Company during the year, all as described under “2002 Performance Factors” above, and Mr. Brown’s role in the achievement of the results. The Committee recommended and the Board approved for Mr. Brown a bonus of 43,609 shares of restricted stock. As set forth in his employment agreement, Mr. Brown’s annual bonus is paid entirely in restricted common stock of the Company, which was valued at $1,600,000 on the date of the grant.

Under the restrictions applicable to the shares, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before February 12, 2008 and during which the stock has traded at $70 or above on each day of the ten day period. If this price target has not been met on or before February 12, 2008, all of the stock is forfeited.

Long-Term Incentive Award.    The Committee also recommended a long-term incentive award for Mr. Brown comprised of an option grant of 304,000 shares and an MBV award with a target pay out of $2,400,000. The present value of the target MBV award was valued at $1,931,905 on the date of the grant.

The exercise price for Mr. Brown’s options is $36.69, the closing price of the Company’s stock on February 12, 2003, the date of the grant. Mr. Brown’s options will vest immediately (but not before February 12, 2006) on the first day after a period of ten consecutive trading days during which the Company’s common stock has traded at least at $70 on each day. In addition, the options will vest in full on February 12, 2013, subject to Mr. Brown’s continued employment with the Company through such dates, even if the trading requirement set forth above has not been met. The present value of the stock options was $3,433,802 on the date of the grant (fair value using the Black-Scholes valuation model).

The Committee also discussed the appropriate number of stock options that should be awarded Senior Officers over time as part of their long term incentive awards. The Committee decided that given the significant number stock options that Mr. Brown holds (2,500,000), future grants of long term incentive awards for Mr. Brown will not include any further stock option grants, and that Mr. Brown’s future long term incentive awards will consist entirely of restricted stock and MBV awards.

The pay out of Mr. Brown’s MBV award is contingent both on the Company’s stock trading at $70 or above for ten consecutive trading days at some point between February 12, 2003 and December 31, 2007, and on actual growth in MBV as described above. If the Company’s stock does not trade at $70 or above for ten consecutive trading days at any point during this period, Mr. Brown will not receive this award regardless of whether the MBV pay out target is met.

The restrictions on the restricted stock are terminated and the vesting of the stock options and the pay out of the MBV award are accelerated immediately upon the occurrence of certain events including the termination of Mr. Brown’s employment without cause, Mr. Brown’s death or disability or a change of control of the Company.

The Committee also reviewed Mr. Brown’s 1999 adjusted book value award (the “1999 ABV Award”) of $3,020,855, which will only be payable if the Company’s stock trades at $60 or above for ten consecutive trading days at some point before December 31, 2004. The Committee approved the conversion of the 1999 ABV Award into 82,335 shares of restricted stock, which have a value equal to $3,020,855 based on the closing price of the stock as of the date of conversion. Under the restrictions applicable to these shares, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2004 and during which the stock has traded at $60 or above on each day of the ten day period. If this price target has not been met on or before December 31, 2004, all of the stock is forfeited.

6.    Succession Planning

As part of its annual review process, the Committee reviewed succession plans for all of the senior officer positions with the CEO and President of the Company. In addition, the Committee discussed succession plans for the CEO and President positions first with Mr. Brown and subsequently in executive session with no members of management present. The Committee then reviewed these succession plans with the entire Board in executive session with no members of management present. There were no major changes in individuals or responsibilities in 2002.

7.    Stock Ownership and Stock Option Exercise Guidelines

The Board has adopted stock ownership guidelines to help increase senior management stock ownership and more closely align senior management’s interests with those of shareholders.

Under these guidelines, the CEO is encouraged to own Company stock with a value equal to approximately five times his annual salary, and the other Senior Officers are encouraged to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned in retirement plans and also the value of restricted stock. The CEO and the other Senior Officers either currently own or are expected within five years of becoming Senior Officers to own sufficient stock to comply with the stock ownership guidelines. All of the Senior Officers listed in the “Summary Compensation Table” currently comply with these stock ownership guidelines.

The Company has also adopted guidelines for the exercise of stock options by Senior Officers and others. Under these guidelines, Senior Officers are expected not to exercise stock options until the third year before the expiration of the stock options. All exercise and sale of stock options by senior officers during 2002 related to 10-year options with less than three years to expiration.

8.    Loans and Stock Activity

The Company does not have any program in place to provide loans to Senior Officers of the Company. No senior officer has an outstanding loan with the Company.

To the knowledge of the Company, all stock or stock option activity by Senior Officers and Directors required to be disclosed has been reported to the SEC in the month following such activity.

9.    Tax Deductibility of Executive Compensation

Based on currently prevailing authority, including proposed Treasury regulations issued in December 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts of executive compensation in 2001 or 2002 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Date: March 20, 2003

This report of the Compensation and Organization Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

MBIA INC.

1. SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)(d)	LTIP Payouts ($)(e)	All Other Compensation ($)(f)
Joseph W. Brown	2002	750,000	0	0	1,600,000	375,000	1,685,000	421,036
Chairman and Chief	2001	750,000	0	0	1,373,111	375,000	0	395,486
Executive Officer	2000	750,000	0	0	1,373,077	0	0	395,507
Gary C. Dunton	2002	600,000	0	0	1,300,000	200,000	1,000,000	246,715
President	2001	600,000	0	0	1,500,000	112,500	600,000	309,308
	2000	600,000	0	0	1,373,077	0	0	295,041
Richard L. Weill	2002	525,000	295,000	0	956,900	55,000	561,850	206,071
Vice President	2001	525,000	330,000	0	675,000	54,000	488,775	270,121
	2000	525,000	300,000	0	617,885	0	0	259,286
John B. Caouette	2002	525,000	295,000	0	0	75,000	549,950	800,124
Vice President	2001	525,000	330,000	0	0	54,000	535,325	983,558
	2000	525,000	300,000	0	0	0	0	920,344
Neil G. Budnick	2002	525,000	295,000	0	590,000	75,000	527,850	200,989
Vice President and Chief	2001	525,000	330,000	0	675,000	54,000	309,558	240,163
Financial Officer	2000	525,000	300,000	0	617,885	0	0	229,308

(a)	The 2002 amounts were paid on February 28, 2003 for the 2002 performance year. The 2001 amounts were paid on March 1, 2002 for the 2001 performance year. The 2000 amounts were paid on January 11, 2001 for the 2000 performance year. See footnote (c) regarding the payment of bonuses in the form of restricted stock.
(b)	No executive officer received other annual compensation during 2002 in excess of $50,000 required to be shown in this column. Mr. Brown reimbursed the Company $73,810 for his personal use of a corporate aircraft in which the Company owns a fractional interest.
(c)	These amounts represent the value of the restricted stock that was granted as part of the annual bonus. With respect to 2002, these amounts were awarded to Messrs. Brown, Dunton, Weill and Budnick on February 12, 2003 for the 2002 performance year and paid in 43,609, 35,432, 26,081 and 16,081 shares of restricted stock, respectively. The shares were valued at the closing price on the date of the awards for all years. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported. Mr. Brown’s restricted stock may be forfeited unless the Company’s stock trades at either $60 or $70 for ten consecutive days before certain specified dates, depending on the grant date. Aggregate holdings, net of employee deferrals to the Company’s 401(k) plan, as of February 12, 2003 are as follows:

	Number of Shares	Value ($)
Joseph W. Brown	176,340	7,092,603
Gary C. Dunton	118,125	4,891,932
Richard L. Weill	71,999	2,859,041
John B. Caouette	20,892	679,867
Neil G. Budnick	52,561	2,172,801

(d)	On February 12, 2003, Messrs. Brown, Dunton, Weill, Caouette and Budnick were awarded 304,000, 200,000, 55,000, 55,000 and 55,000 stock options, respectively, with respect to the 2002 performance year. The 2001 options were granted on January 11, 2001 for the 2000 performance year. There were no options granted to the executive officers in 2000. In 2000, the Company changed its date for awarding bonuses and long-term incentive awards from the fourth quarter of the year to the first quarter of the following year. All shares have been adjusted for the 3 for 2 stock split effective April 20, 2001.
(e)	On February 28, 2003, Messrs. Dunton, Weill, Caouette and Budnick received distributions of the 1999 ABV award in the following amounts, which represents 112% of the target payout: $1,965,600, $1,103,602, $1,103,602 and $1,103,602, respectively. As described more fully in The Report Of The Compensation And Organization Committee, Mr. Brown’s 1999 adjusted book value award (the “1999 ABV Award”) of $3,020,855, was converted into 82,335 shares of restricted stock based on the closing price of the stock as of the date of conversion. Under the restrictions applicable to these shares, Mr. Brown cannot sell or pledge the stock until the first day after a consecutive ten-day period that ends on or before December 31, 2004 and during which the stock has traded at $60 or above on each day of the ten day period. If this price target has not been met on or before December 31, 2004, all of the stock is forfeited.
(f)	Consists of (i) contributions to the Company’s money purchase pension plan and 401(k) plan and supplemental benefit plans, (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy, (iii) premiums paid on behalf of such employees under a supplemental disability insurance policy, and (iv) in the case of Mr. Caouette, a portion of the annual bonus awarded to Mr. Caouette in a deferred stock award (in lieu of restricted stock) of 16,081 shares that will vest and be distributed on February 12, 2007. The amounts paid or contributed in 2002 and 2003 for the 2002 performance year were as follows:

	Contributions to pension & 401k plans	Premiums for Split-dollar Life policy	Premiums for Supplemental Disability policy	Deferred Stock Award
Joseph W. Brown	292,500	128,536	0	0
Gary C. Dunton	236,250	0	10,465	0
Richard L. Weill	194,625	0	11,446	0
John B. Caouette	194,625	0	15,499	590,000
Neil G. Budnick	194,625	0	6,364	0

MBIA INC.

I1. OPTION GRANTS IN 2002

Individual Grants

Name	Number of Securities Underlying Options Granted (a)(d)	Percent of Total Options Granted to Employees in 2002(b)	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value ($)(c)
Joseph W. Brown	375,000	20%	52.8100	Feb 7, 2012	6,842,813
Gary C. Dunton	200,000	11%	52.8100	Feb 7, 2012	3,649,500
Richard L. Weill	55,000	3%	52.8100	Feb 7, 2012	1,003,613
John B. Caouette	75,000	4%	52.8100	Feb 7, 2012	1,368,563
Neil G. Budnick	75,000	4%	52.8100	Feb 7, 2012	1,368,563

(a)	These options were granted on February 7, 2002 for the 2001 performance year. They have a ten-year term and vest as follows: year 1–0%; year 2–40%; year 3–60%; year 4–80%; year 5–100% (subject to certain acceleration provisions if there occurs a change in control of the Company or upon the death, disability or retirement of the employee). With respect to Messrs. Brown’s and Dunton’s awards, no vesting in years 1 to 3; if at any time during years 1 to 9 the stock has traded at $70 per share for ten consecutive trading days (the “Trading Target”), the options would immediately vest in full but no sooner than the third anniversary date; if the Trading Target is not met in years 1 to 9, then the options would vest in full on the ninth anniversary date.
(b)	Percentages are based on the total number of options granted to all employees in 2002 (1,853,604).
(c)	The fair value is based upon the Black-Scholes option valuation model. Black-Scholes is a mathematical model used to estimate the theoretical price an individual would pay for a traded option. The actual value an executive may realize will depend on the excess of the stock price over the exercise price. There is no assurance the value realized will be at or near the value estimated by Black-Scholes. The fair value of each option is $18.2475 based on the following assumptions : (i) an exercise price of $52.81, (ii) an option term of 6.26 years, (iii) a future dividend yield of 1.14%, (iv) a risk-free interest rate of 4.835% and (v) an estimated stock price volatility of 0.2954.
(d)	The following table shows stock options granted to Messrs. Brown, Dunton, Weill, Caouette and Budnick on February 12, 2003 with respect to the 2002 performance year:
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2003 as of Feb. 28, 2003	Exercise Price Per Share ($/Sh)	Expiration Date	Grant Date Present Value($)
Joseph W. Brown	304,000	21%	36.6900	Feb 12, 2013	3,433,802
Gary C. Dunton	200,000	14%	36.6900	Feb 12, 2013	2,259,080
Richard L. Weill	55,000	4%	36.6900	Feb 12, 2013	621,247
John B. Caouette	55,000	4%	36.6900	Feb 12, 2013	621,247
Neil G. Budnick	55,000	4%	36.6900	Feb 12, 2013	621,247

These options have the same vesting terms as described in footnote (a) above. The options granted to Messrs. Brown and Dunton have substantially the same vesting terms as the options granted to Messrs. Brown and Dunton on February 7, 2002 described in footnote (a) above, except that the expiration date is February 12, 2013. The fair value of each option estimated by the Black-Scholes option valuation model is $11.2954 based on the following assumptions: (i) an exercise price of $36.69, (ii) an option term of 6.41 years, (iii) a future dividend yield of 2.18%, (iv) a risk-free interest rate of 3.483% and (v) an estimated stock price volatility of 0.3330.

2002 Total Options Granted	1,853,604
2003 Total Options Granted	1,419,510

MBIA INC.

III. AGGREGATED OPTION EXERCISES IN 2002 AND 2002 YEAR-END OPTION VALUES(A)

	Number of Shares Acquired upon Exercise (b)	Value Realized ($) (c)	Number of Securities Underlying Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002 ($) (d)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph W. Brown	0	$0	0	2,196,000	$0	$2,784,228
Gary C. Dunton	0	0	145,593	676,562	829,148	520,385
Richard L. Weill	33,600	1,092,114	236,973	137,932	3,882,908	286,824
John B. Caouette	51,696	1,884,913	171,765	270,345	787,794	286,705
Neil G. Budnick	12,000	401,079	102,954	382,686	1,041,640	286,489

(a)	Does not include options granted on February 12, 2003 for the 2002 performance year.
(b)	All of these options had expiration dates no later than three years from the date of exercise.
(c)	The “Value Realized” is equal to the fair market value on the date of exercise, less the exercise price, multiplied by the number of shares acquired.
(d)	These values are based on $43.86 per share, the closing fair market value of the shares underlying the options on December 31, 2002, less the exercise price, times the number of options.

MBIA INC.

IV. LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

Name	Performance Period Until Payout	Threshold	Target (a) (b)	Maximum
Joseph W. Brown	Three years	0	$1,552,871	$3,105,742
Gary C. Dunton	Three years	0	1,750,000	3,500,000
Richard L. Weill	Three years	0	900,000	1,800,000
John B. Caouette	Three years	0	900,000	1,800,000
Neil G. Budnick	Three years	0	900,000	1,800,000

(a)	The awards were made on February 7, 2002 for the 2001 performance year, with the payout, if any, occurring in early 2005. The target award is based on a projected 13.5% growth in the modified book value per share of the Company’s stock, subject to the threshold level which requires 8% growth and the maximum level which requires 18% growth. With respect to Mr. Brown’s award, unless the stock has traded at $70 per share for ten consecutive trading days during the period between February 7, 2002 and December 31, 2006, he will receive no award regardless of the growth in modified book value per share of the Company’s stock. These awards were initially based on the growth in “adjusted book value” per share, but were changed on February 7, 2002 to be based on the growth in “modified book value” per share. The calculation of modified book value is described in the Report of the Compensation and Organization Committee on Executive Compensation.
(b)	The following table sets forth the long-term incentive awards made to Messrs. Brown, Dunton, Weill, Caouette and Budnick on February 12, 2003 with respect to the 2002 performance year with the payout, if any, occurring in early 2006:

Name	Performance Period Until Payout	Threshold	Target	Maximum
Joseph W. Brown	Three years	0	$2,400,000	$4,800,000
Gary C. Dunton	Three years	0	1,650,000	$3,300,000
Richard L. Weill	Three years	0	850,000	$1,700,000
John B. Caouette	Three years	0	850,000	$1,700,000
Neil G. Budnick	Three years	0	850,000	$1,700,000

With respect to Mr. Brown’s award, unless the stock has traded at $70 per share for ten consective trading days during the period between February 12, 2003 and December 31, 2007, he will receive no award regardless of the growth in modified book value per share of the Company’s stock.

MBIA INC.

V. EQUITY COMPENSATION PLAN INFORMATION TABLE

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	10,878,780	$41.57	3,717,965

Equity compensation plans not approved by security holders	—	—	—

Total	10,878,780	$41.57	3,717,965

Total Return data and graph for 2003 Proxy Statement

	1997	1998	1999	2000	2001	2002

MBIA Inc. Common Stock	100	99.30	81.17	115.52	126.78	105.17

S&P 500 Index	100	128.58	155.63	141.46	124.66	97.12

S&P Financial Index	100	111.42	116.00	145.76	132.71	113.29

REPORT OF THE AUDIT COMMITTEE

To:	The MBIA Inc. Board of Directors
From:	The Audit Committee:
Ms.Freda S. Johnson, Chairwoman
Mr.James A. Lebenthal
Mr.John A. Rolls

The Audit Committee is composed of three outside Directors who are not employees or officers of the Company. Until the resignation of Mr. Bill Gray from the Board on December 31, 2002, the Audit Committee was composed of four independent directors. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgment as members of this Committee. In the first quarter of 2002, the Audit Committee evaluated its existing charter in light of recent developments and changing market practices with respect to the role of the Audit Committee and decided to adopt a new charter. The Committee adopted a revised Audit Committee Charter on March 21, 2002 and it was further amended on November 7, 2002. A copy of the Audit Committee Charter is available on the Company’s web site.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

2.	2002 Activities

3.	Limitations of the Audit Committee

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

Our Committee is responsible for providing oversight of the Company’s financial statements and results, the audit process and internal controls. We also recommend to the Board of Directors the selection of the Company’s outside auditors, and we review the auditors’ procedures that ensure their independence with respect to the services performed for the Company.

Company management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the Company’s accounting and financial reporting principles and for the Company’s internal controls and procedures. These internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America.

2.    2002 Activities

In performing our oversight role this year, we have:

•	considered and discussed the audited financial statements with management and the independent auditors;

•	discussed and reviewed all communications with the auditors, as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” We have received a letter from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation; and

•	considered the other non-audit services by the Company’s auditors and concluded that such services were not incompatible with maintaining their independence.

Based on the reviews and discussions we describe in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

3.    Limitations of the Audit Committee

As members of the Audit Committee, we are not professionally engaged in, nor experts in the practice of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information provided to us and on the representations made by management and the independent auditors. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent”. Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: March 20, 2003

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Principal Accountant Fees and Services

The Company paid PwC a total of $2,088,000 and $2,209,000, respectively, for professional services rendered for the years ended December 31, 2002 and 2001, broken down as follows:

	2002	2001
Audit	$1,187	$1,059
Audit Related	$253	$422
Tax	$509	$640
All Other	$139	$88

Total	$2,088	$2,209

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, the issuance of comfort letters and consents, procedures performed in connection with the income tax provision, and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with audits of the employee benefit plans, issuance of required statutory communications, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for services rendered in connection with assisting the internal audit department.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2002.

OTHER MATTERS/SHAREHOLDER PROPOSALS

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion. Under the terms of the Company’s by-laws, shareholders who intend to present an item of business at the 2004 annual meeting must provide notice of such business to the Company’s secretary no later than November 15, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below contains certain information about the only beneficial owners known to the Company as of March 20, 2003 of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Wellington Management Company LLP (1)	17,015,214	11.73%
75 State Street
Boston, MA 02109

(1)	This information as to the beneficial ownership of shares of Common Stock is based on the February 5, 2003 Schedule 13G filed by Wellington Management Company LLP with the Securities and Exchange Commission (“SEC”). Such filing indicates that Wellington does not have sole voting power nor sole dispositive power with respect to any of these shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 20, 2003, the beneficial ownership of shares of Common Stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of Common Stock Beneficially Owned	Shares Acquirable Upon Exercise of Options (2)	Total Shares Beneficially Owned (3)
Directors
Joseph W. Brown (1) (4)	655,831	—	655,831
David C. Clapp (4)	17,248	—	17,248
Gary C. Dunton (1)	144,613	205,593	350,206
C. Edward Chaplin	3,184	—	3,184
Claire L. Gaudiani (4)	13,230	—	13,230
Freda S. Johnson (4)	23,077	—	23,077
Daniel P. Kearney (4)	19,125	—	19,125
James A. Lebenthal (4)	21,495	—	21,495
John A. Rolls (4)	31,472	—	31,472
Executive Officers (1)
Richard L. Weill	146,318	258,573	404,891
John B. Caouette	126,259	193,365	319,624
Neil G. Budnick	69,778	124,554	194,332
All of the above and other Executive Officers as a group	1,271,630	1,138,766	2,053,715

(1)	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares and stock units awarded annually to certain of the Executive Officers.
(2)	This column indicates the number of shares that are presently exercisable or will become exercisable on or before May 1, 2003 under the Company’s stock option program.
(3)	The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 1.4% of the shares of Common Stock outstanding.
(4)	This number includes (a) Common Stock equivalent deferral units held under the Company’s Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, (b) Common Stock units awarded under the restricted stock compensation plan and (iii) restricted stock awarded under the Restricted Stock Plan for Non-Employee Directors. (See the discussion of these plans under “The Board of Directors and its Committees”).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership of and transactions in the Company’s stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge such required filings were made on a timely basis, except that there was an inadvertent late filing on behalf of Mr. John Rolls, a Director of the Company, related to a single sale of 100 shares owned by Mr. Rolls that was effected by a broker while Mr. Rolls was out of the country.

The Company has adopted a Standard of Conduct that applies to all executive officers and employees. The Standard of Conduct can be found on the Company’s web site.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Empire State Municipal Exempt Trusts, Guaranteed Series

MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman emeritus of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

VOTING BY TELEPHONE OR VIA THE INTERNET

The Company has arranged to allow you to vote your shares of Common Stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instructions form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

In order to vote your shares by telephone or via the Internet, your vote must be received by 4:00 p.m., New York City time, on April 30, 2003. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. If you decide to vote your shares via the Internet, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will have to bear.

MISCELLANEOUS

The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone or telegraph by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners of New York to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission is available on the Company’s Web Site at www.mbia.com or by writing to the Corporate Communications Department, MBIA Inc., 113 King Street, Armonk, New York 10504.

By order of the Board of Directors,

Richard L. Weill

Secretary